EXHIBIT 3.2
                             STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE


                              ARTICLES OF AMENDMENT

Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1. The name of the corporation is The South Financial Group, Inc.

2. Date of Incorporation: May 21, 1986.

3. Agent's Name and Address: William P. Crawford, Jr., 102 S. Main Street, Greenville, SC 29601.

4. On April 27, 2004, the corporation adopted the following Amendment to its Articles of Incorporation:

         The first sentence of paragraph (5) of the Corporation's Articles of Incorporation is hereby amended to read as follows: "The Corporation is authorized to issue a single class of common shares, $1.00 par value per share and the total number of such shares authorized is two hundred million (200,000,000)."

5. The manner, if not set forth in the Amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: Not applicable.

6.       Complete either a or b, whichever is applicable.

1.       [X] Amendment adopted by shareholder action.

               At  the  date  of  adoption  of  the  Amendment,  the  number  of
               outstanding   shares  of  each  voting  group  entitled  to  vote
               separately on the Amendment, and vote of such shares was:

                        Number of       Number of          Number of Votes               Number of Undisputed*
         Voting         Outstanding     Votes Entitled     Represented at                     Shares
         Group          Shares_____     to be Cast___      the Meeting_____     For          Against          Abstain
         -----          -----------     -------------      ----------------     --------------------------------------
         Common          59,534,491     59,083,407            49,449,702         43,462,043  5,629,878        356,479
         Stock

2.       [ ]  Amendment  was  duly  adopted  by the  incorporators  or  board of directors without shareholder approval pursuant to Sections 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of
         Laws, as amended and shareholder action was not required.

7. Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State. Not applicable.


         Date: April 28, 2004                  The South Financial Group, Inc.
                                               (Name of Corporation)


                                                William P. Crawford, Jr.,
                                                Secretary